EXHIBIT 15.  LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION


To the Board of Directors and Stockholders
  of Optical Coating Laboratory, Inc.
Santa Rosa, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended April 30, 1998 and 1997 as indicated in our report dated May 20, 1998. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 1998, is incorporated by reference in Registration Statements No. 33-41050, No. 33-26271, No. 33-12276, No. 33-48808, No. 33-65132, No. 33-60891 and
No. 333-13013 on Forms S-8, Registration Statement No. 33-61177 and
No. 33-65319 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP
San Jose, California

June 15, 1998